West Corporation 11808 Miracle Hills Drive Omaha, NE 68154	AT THE COMPANY: David Pleiss Investor Relations (402) 963-1500 dmpleiss@west.com
West Corporation Reports Third Quarter 2006 Results
OMAHA, NE, October 16, 2006 — West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced its third quarter 2006 results.
Financial Summary (unaudited)
(In millions, except per share amounts and percentages)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Percent			Percent
	2006	2005	Change	2006	2005	Change
Revenue	$473.2	$389.8	21.4%	$1,359.7	$1,119.2	21.5%
Operating income	$83.2	$68.7	21.2%	$231.1	$193.8	19.2%
Net income	$42.9	$37.8	13.5%	$121.7	$108.8	11.9%
Earnings per share (basic)	$0.61	$0.55	10.9%	$1.73	$1.58	9.5%
Earnings per share (diluted)	$0.59	$0.53	11.3%	$1.67	$1.53	9.2%
“We are pleased to report continued growth for the third quarter,” said Thomas B. Barker, Chief Executive Officer of West Corporation. “Our organic growth continues to be in line with our expectations and the integrations of our recent acquisitions are progressing well.”

Consolidated Operating Results
For the third quarter ended September 30, 2006, revenues were $473.2 million compared to $389.8 million for the same quarter last year, an increase of 21.4%. Revenue from acquired entities1 accounted for $59.7 million of this increase. Operating income for the third quarter was $83.2 million, an increase of 21.2%, versus $68.7 million in the third quarter of 2005. Net income was $42.9 million, up 13.5% compared to $37.8 million in the same quarter last year. Diluted earnings per share were $0.59 versus $0.53 in the same period of 2005.
The company reported consolidated operating margin of 17.6% in the third quarter of 2006, the same as that of the comparable quarter last year.
Balance Sheet and Liquidity
At September 30, 2006, West Corporation had cash and cash equivalents totaling $26.3 million and working capital of $118.1 million. Net cash flows from operating activities were $71.7 million for the third quarter. Depreciation expense was $25.0 million for the quarter and amortization expense was $10.8 million for the quarter. Quarterly adjusted EBITDA2 was $123.5 million. Interest expense was $12.6 million for the third quarter of 2006, an increase of $7.9 million over the third quarter of 2005 due to the debt incurred to fund the Intrado and Raindance acquisitions.
At September 30, 2006, borrowings under the revolving credit facility totaled $665.0 million. The effective variable interest rate on the credit facility for the three months ended September 30, 2006 was approximately 6.2 percent.
“During the quarter, we invested $17.2 million in capital expenditures for equipment and infrastructure and to expand facilities domestically,” stated Paul Mendlik, Chief Financial Officer of West Corporation, “Additionally, we purchased a building for $30.5 million which had previously been subject to a synthetic lease. We added approximately 150 workstations during the quarter, bringing our overall capacity to approximately 20,200 workstations.”
Proposed Recapitalization
On May 31, 2006, West Corporation entered into a definitive agreement to recapitalize the Company in a transaction sponsored by an investor group led by Thomas H. Lee Partners and Quadrangle Group LLC.
Definitive proxy materials were filed with the SEC on September 19, 2006. The transaction is currently expected to close in the fourth quarter of 2006 and is subject to

[1]	Acquired entities include Sprint Corporation’s conferencing assets (acquired in June 2005) and Raindance (acquired in April 2006) in the Conferencing segment and Intrado (acquired in April 2006) in the Communications Services segment.

[2]	See attached reconciliation of financial measures.

customary closing conditions including the approval of West Corporation’s stockholders. The stockholders of West will vote on the recapitalization at a special meeting to be held on October 23, 2006.
Conference Call
The company will not host a conference call to discuss its third quarter results due to the proposed recapitalization. Several operating metrics normally discussed during the call are included in the attached tables.
About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies, organizations and government agencies. West helps its clients communicate effectively, maximize the value of their customer relationships and drive greater profitability from every interaction. The company’s integrated suite of customized solutions includes customer acquisition, customer care, automated voice services, emergency communications, conferencing and accounts receivable management services.
Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of 29,000 employees based in North America, Europe and Asia. For more information, please visit www.west.com.
Forward Looking Statements
This news release contains forward looking statements within the meaning of the Federal securities laws. You can identify these and other forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward looking statements also include the assumptions underlying or relating to any of the foregoing statements.
Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the satisfaction of the conditions to complete the proposed recapitalization, including the receipt of the required stockholder or regulatory approvals; the actual terms and availability of the financing that must be obtained for completion of the proposed recapitalization; substantial indebtedness incurred in connection with the consummation of the proposed recapitalization; the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed recapitalization and the payment of a termination fee by West; the outcome of any legal proceedings that may be instituted against us and others following announcement of the proposed recapitalization; the failure of the proposed recapitalization to close for any other reason; the amount of the costs, fees, expenses and charges relating to the proposed recapitalization; the difficulty in retaining employees or clients as a result of the proposed recapitalization; the risk of unforeseen material adverse changes to the business or operations; the disruption of current plans, operations, and technology and product development efforts caused by the proposed transaction; and other factors described in West’s SEC reports, including its annual report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the quarter ended June 30, 2006. West Corporation assumes no obligation to update any forecast or forward-looking statements included in this document, except as required by law.
Additional Information and Where to Find It
In connection with the proposed transaction, West Corporation filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) on September 19, 2006. West Corporation has also filed other relevant documents with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF WEST CORPORATION ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by West Corporation with the SEC, may be obtained (when available) free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of West Corporation may obtain free copies of the documents filed with the SEC by directing a request through the Investors Relations portion of West Corporation’s website at www.west.com or by mail to West Corporation, 11808 Miracle Hills Drive, Omaha, NE, 68154, attention: Investor Relations, telephone: (402) 963-1500. You may also read and copy any reports, statements and other information filed by West Corporation with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Participants in the Solicitation
West Corporation and certain of its executive officers and directors may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from West Corporation stockholders in favor of the proposed transaction. Certain executive officers and directors of West Corporation have interests in the transaction that may differ from the interests of stockholders generally. Information regarding the persons who may be considered “participants” in the solicitation of proxies, their interests in the transaction and their beneficial ownership of West Corporation common stock is set forth in the West Corporation proxy statement described above.

WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended September 30,		%	Nine Months Ended September 30,
	2006	2005	Change	2006	2005	Change
Revenue	$473,245	$389,814	21.4%	$1,359,661	$1,119,159	21.5%
Cost of services	206,733	174,239	18.6%	604,147	505,473	19.5%
Selling, general and administrative expenses	183,315	146,911	24.8%	524,425	419,838	24.9%

Operating income	83,197	68,664	21.2%	231,089	193,848	19.2%
Other expense, net	11,461	4,293	167.0%	25,910	9,333	177.6%

Income before tax	71,736	64,371	11.4%	205,179	184,515	11.2%
Income tax expense	25,105	22,344	12.4%	73,110	63,656	14.9%
Minority Interest	3,710	4,202	-11.7%	10,334	12,036	-14.1%

Net income	$42,921	$37,825	13.5%	$121,735	$108,823	11.9%

Earnings per share:
Basic	$0.61	$0.55	10.9%	$1.73	$1.58	9.5%
Diluted	$0.59	$0.53	11.3%	$1.67	$1.53	9.2%
Weighted average common shares outstanding:
Basic	70,709	69,089		70,363	68,752
Diluted	72,728	71,586		72,941	71,185

SELECTED SEGMENT DATA:
Revenue:
Communication Services	$259,106	$213,476	21.4%	$736,833	$644,002	14.4%
Conferencing	156,099	123,068	26.8%	448,816	315,192	42.4%
Receivables Management	59,465	54,453	9.2%	178,641	163,413	9.3%
Inter segment eliminations	(1,425)	(1,183)	20.5%	(4,629)	(3,448)	34.3%

Total	$473,245	$389,814	21.4%	$1,359,661	$1,119,159	21.5%

Operating Income:
Communication Services	$29,149	$28,461	2.4%	$85,321	$88,518	-3.6%
Conferencing	43,428	30,692	41.5%	113,959	75,605	50.7%
Receivables Management	10,620	9,511	11.7%	31,809	29,725	7.0%

Total	$83,197	$68,664	21.2%	$231,089	$193,848	19.2%

Operating Margin:
Communication Services	11.2%	13.3%	-15.8%	11.6%	13.7%	-15.3%
Conferencing	27.8%	24.9%	11.6%	25.4%	24.0%	5.8%
Receivables Management	17.9%	17.5%	2.3%	17.8%	18.2%	-2.2%

Total	17.6%	17.6%	0.0%	17.0%	17.3%	-1.7%

SELECTED OPERATING DATA:
Share-based compensation expense recognized ($M)	3.8	0.1
Cash flow from operations ($M)	71.7	48.0
Revolving Line of Credit ending balance ($M)	665.0	282.0

Receivables Management Metrics ($M):
Revenue from portfolios sales	5.5	4.5	22.2%
Ending portfolio receivables	123.7	89.4	38.4%
Ending non-recourse debt	65.9	32.8	100.9%

Ending number of workstations	20,198	18,188	11.1%
Ending number of international workstations	3,329	2,928	13.7%
Ending number of West at Home agents	11,158	7,300	52.8%
Condensed Balance Sheets

	September 30,	December 31,	%
	2006	2005	Change
Current assets:
Cash and cash equivalents	$26,274	$30,835	-14.8%
Trust cash	6,983	3,727	87.4%
Accounts and notes receivable, net	274,762	217,806	26.1%
Portfolio receivables, current	52,118	35,407	47.2%
Other current assets	37,464	28,567	31.1%

Total current assets	397,601	316,342	25.7%
Net property and equipment	298,218	234,871	27.0%
Portfolio receivables, net	71,563	59,043	21.2%
Goodwill	1,145,613	717,624	59.6%
Other assets	237,359	170,782	39.0%

Total assets	$2,150,354	$1,498,662	43.5%

Current liabilities	$279,521	$206,295	35.5%
Long Term Obligations	687,832	233,245	194.9%
Other liabilities & minority interest	50,407	87,254	-42.2%
Stockholders’ equity	1,132,594	971,868	16.5%

Total liabilities and stockholders’ equity	$2,150,354	$1,498,662	43.5%

Reconciliation of Financial Measures
The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating financial performance, we use earnings before interest, taxes, depreciation and amortization, share based compensation and minority interest or Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under generally accepted accounting principles (“GAAP”). EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitution for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants. Set forth below is a reconciliation of EBITDA and adjusted EBITDA to cash flow from operations. We use EBITDA and adjusted EBITDA for its debt covenants as these are viewed as measures of liquidity.

Amounts in thousands
Three Months Ended September 30,	2006	2005

Cash flow from operating activities	$71,658	$47,978
Income tax expense	25,105	22,344
Deferred income tax (expense) benefit	1,593	789
Interest expense	12,646	4,773
Minority interest in earnings, net of distributions	1,078	(97)
Share based compensation	(3,808)	(132)
Other	(441)	(1,441)
Changes in operating assets and liabilities, net of business acquisitions	8,616	18,868
EBITDA	116,447	93,082
Minority interest	3,710	4,202
Interest income	(488)	(389)
Provision for share based compensation	3,808	132

ADJUSTED EBITDA	$123,477	$97,027

Nine Months Ended September 30,	2006	2005

Cash flow from operating activities	$228,758	$184,302
Income tax expense	73,110	63,656
Deferred income tax (expense) benefit	(15,887)	1,934
Interest expense	29,072	10,917
Minority interest in earnings, net of distributions	4,216	(3,505)
Share based compensation	(11,095)	(429)
Other	(1,010)	(2,553)
Changes in operating assets and liabilities, net of business acquisitions	16,525	9,425
EBITDA	323,689	263,747
Minority interest	10,334	12,036
Interest income	(1,651)	(1,138)
Provision for share based compensation	11,095	429

ADJUSTED EBITDA	$343,467	$275,074